Exhibit 10.11

OFFICE LEASE AGREEMENT

BETWEEN

EsNET PROPERTIES, L.C., A UTAH LIMITED LIABILITY COMPANY,

AS LANDLORD

AND

ZYTO CORP., A DELAWARE CORPORATION,

AS TENANT

Dated October 22, 2009

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this "Lease"), dated October __, 2009 is made and entered into by and between EsNET PROPERTIES, L.C., a Utah limited liability company ("Landlord"), and ZYTO CORP., a Delaware corporation ("Tenant"). In consideration of the mutual promises and representations set forth in this Lease, Landlord and Tenant agree as follows:

ARTICLE 1. SUMMARY AND DEFINITIONS

1.1 The following terms and provisions of this Lease are included in this Section 1.1 for summary and definitional purposes only. If there is any conflict or inconsistency between this Section 1.1 and any other term or provision of this Lease, the other term or provision of this Lease shall control:

(a)	**Landlord:**	EsNet Properties, L.C. , a Utah limited liability company
(b)	**Landlord's Notice Address:**	EsNet Properties, L.C. 5255 North Edgewood Drive Suite 200 Provo, Utah 84604
(c)	**Tenant:**	ZYTO Corp., a Delaware corporation
(d)	**Tenant's Notice Address:**	ZYTO Corp. 387 South 520 West Suite 200 Lindon, Utah 84042
(e)	**Lease Term:**	Four (4) years, commencing on the Commencement Date, as defined in Section 3.1 below.
(f)	**Premises:**	7,395 square feet of Net Rentable Area in the Building of which 6,430 are usable square feet.
(g)	**Building:**	Building located at 387 South 520 West, Lindon, UT.
(h)	**Project:**	The parcel of real property containing the Common Areas, the Premises, the Building and all other improvements now or hereafter situated thereon.

(i) **Full Service Rent:**

Period (months)	$ / RSF	Monthly Base Rent
	Initial Term	
Year 1	$17.00	$10,476.25
Year 2	$17.51	$10,790.54
Year 3	$18.04	$11,117.15
Year 4	$18.58	$11,449.93
	First Renewal Term (if applicable)	
Year 5	$19.13	$11,788.86
Year 6	$19.71	$12,146.29
Year 7	$20.30	$12,509.88
Year 8	$20.91	$12,885.79
	Second Renewal Term (if applicable)	
Year 9	$21.54	$13,274.03
Year 10	$22.18	$13,668.43
Year 11	$22.85	$14,081.31
Year 12	$23.53	$14,500.36

(j) **Security Deposit:** $7,500.00.

(k) **Reserved**

(l) **Business Hours:** 8:00 a.m. to 6:00 p.m. Monday through Friday; closed Saturdays, Sundays and all legal holidays. Tenant shall have twenty-four (24) hour, seven (7) day a week access to the Premises, subject to events beyond landlord's reasonable control

(m) **Landlord's Broker:** John Monson, Commerce CRG

Tenant's Broker: Dan Fish, NAI Utah

1.2 The following exhibits (the "Exhibits") are attached hereto and incorporated herein by this reference:

Exhibit A Premises

Exhibit B Landlord's Work

ARTICLE 2. PREMISES/RIGHT TO USE COMMON AREAS

2.1 Landlord leases to Tenant and Tenant leases from Landlord, the Premises, upon the terms and conditions set forth in this Lease. Tenant and Tenant's officers, directors, employees, agents, contractors, invitees, customers and patrons (collectively, "Tenant's Agents") shall have a non-exclusive license during the Lease Term to use the Common Areas in common with other users thereof. Tenant's right to use the Common Areas is subject to all the terms of this Lease and all applicable (the "Rules and Regulations"). Tenant shall be responsible for the observance of the Rules and Regulations by Tenant's Agents. "Common Areas" means those areas within the Project that are provided by Landlord for the use, benefit and enjoyment of all occupants of or visitors to the Project, including, but not limited to, common corridors, walkways, lobbies, restrooms, janitorial closets, electrical and telephone closets, landscaped areas, Parking Facilities and such other areas (outside of the Premises) that Landlord may designate from time to time as common areas of the Project. "Parking Facilities" means those areas designated for automobile parking within the Project. This Lease is subject to all liens, encumbrances, parking and access easements, restrictions, covenants and all other matters of record. Tenant shall cause no obstruction of, and shall place no personal property in the Common Areas.

2.2 Landlord shall provide a turn-key build out of the Premises as described in Exhibit "B" attached hereto (the "Landlord's Work") and shall deliver possession of the Premises to upon the Commencement Date, as defined below.

ARTICLE 3. TERM

3.1 The Lease "Term" shall begin on the Commencement Date, as defined below and shall be for the period set forth in Section 1.1(e) (including any applicable Renewal Terms, as defined below), plus the remainder of any partial calendar month in which the Lease Term would have otherwise expired so that the Lease Term expires on the last day of such calendar month. Within ten (10) days after Landlord's written request, Tenant shall execute a written confirmation of the Commencement Date and expiration date of the Term in such form as the Landlord may reasonably request (the "Notice of Lease Term Dates"). The Notice of Lease Term Dates shall be binding on Tenant unless Tenant objects thereto in writing within such ten (10) day period. For the purposes of this Lease, The "Commencement Date" shall mean the earlier of (a) the date on which Landlord's Work is Substantially Completed (as defined below) the "Landlord's Work" (as defined in Exhibit "B") and delivers possession of the Premises to Tenant, (b) the date on which Tenant takes possession of the Premises, or (c) the date on which Landlord would have Substantially Completed Landlord's Work and tendered possession of the Premises to Tenant but for Tenant delays. "Tenant Delays" means any material delay in completion of Landlord's Work resulting from any or all of the following: (i) Tenant's failure to timely perform any of it's obligations pursuant to the "Exhibit B", including any failure to complete, on or before the due date therefore, any action item which is Tenant's responsibility pursuant to the Work Schedule delivered by Landlord to Tenant pursuant to "Exhibit "B"; (ii) Tenant's changes to Space Plans or Final Plans (as defined in Exhibit "B") after Landlord's approval thereof; (iii) Tenant's request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards; (iv) any delay of Tenant in making payment to Landlord for

Tenant's share of the Work Cost; (v) any delay in obtaining a certificate of occupancy resulting from acts or omissions of Tenant; or (vi) any other material act or failure to act by Tenant, Tenant's employees, agents architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant. Landlord's work shall be deemed "Substantially Completed" when so certified by Landlord's architect or engineer.

3.2 Provided no monetary breach of or default under this Lease is in existence at the time of sending a Renewal Notice (as defined below), Tenant shall have the option of extending the initial term of the Lease for two (2) additional consecutive periods of forty-eight (48) months each (each, a "Renewal Term") by giving Landlord at least one hundred and twenty (120) days' prior written notice (each, a "Renewal Notice") that Tenant desires to extend the term prior to the expiration of the then current term. Upon any extension of the term by Tenant, all of the terms and provisions of the Lease shall remain the same, provided that the Full Service Rent for each Renewal Term shall be as set forth in Section 1.1(i).

ARTICLE 4. FULL SERVICE RENT

4.1 Tenant shall pay to Landlord, without deduction, setoff, prior notice, or demand, the Full Service Rent, payable in advance on the first day of each calendar month during the Lease Term as set forth in Section 1.1(i). If the Lease Term commences on a day other than the first day of a calendar month, the Full Service Rent for that month shall be prorated and shall be paid to Landlord on or before the Commencement Date.

4.2 It is agreed that Tenant, at the time of execution of this Lease, has deposited with the Landlord the Security Deposit as security for the full and faithful performance of this Lease by Tenant. If a default occurs with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, Landlord may, without further notice to Tenant, use, apply or retain all or any part of the Security Deposit for the payment of any such Rent, or for the payment of any other amount which Landlord may spend or become obligated to spend by reasons of such default. If any portion of the Security Deposit is so used or applied, Tenant shall within ten (10) days after written demand therefor deposit funds with Landlord in an amount sufficient to restore the Security Deposit to its original amount. The Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. The Security Deposit or any balance thereof, after subtracting any amounts due and owing to Landlord on account of any breach or default under this lease and/or necessary to restore the Premises to the condition in which Tenant is obligated to deliver the same to Landlord upon the expiration or earlier termination thereof, shall be returned to Tenant within sixty (60) days of the expiration or earlier termination of the Lease Term. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer the Security Deposit to Landlord's successor in interest, whereupon, Tenant agrees to release Landlord from liability for the return of such deposit or the accounting therefor.

ARTICLE 5. ADDITIONAL RENT

All amounts to be paid by Tenant under this Lease, other than Full Service Rent, shall be deemed to be additional rent ("Additional Rent") for the purposes of this Lease, whether or not designated as such, and shall be due and payable together with the next succeeding installment of

Full Service Rent. As used in this Lease, the term "Rent" shall mean Full Service Rent and Additional Rent.

ARTICLE 6. PARKING

Tenant shall at all times comply with the commercially reasonable, non-discriminatory rules and regulations established from time to time by Landlord for the Parking Facilities (the "Parking Rules and Regulations". Landlord will neither police nor be responsible for any vehicle parked in the Parking Facilities. In no event will Landlord be liable for any loss, damage or theft of, to or from any vehicle at the Project. Tenant shall be responsible for the observance of the Parking Rules and Regulations by Tenant's Agents and for the reasonable cost of any enforcement thereof by Landlord or its agents in the event of a breach of the Parking Rules and Regulations by Tenant's Agents.

ARTICLE 7. RENT TAX AND PERSONAL PROPERTY TAXES

Tenant shall pay to Landlord, in addition to, and simultaneously with, any other amounts payable to Landlord under this Lease, a sum equal to the aggregate of any municipal, county, state, or federal excise, sales, use, or transaction privilege taxes now or hereafter legally levied or imposed against, or on account of, any amounts payable under this Lease by Tenant or the receipt thereof by Landlord. Tenant shall pay, prior to delinquency, all taxes levied upon fixtures, furnishings, equipment, and personal property placed on the Premises by Tenant.

ARTICLE 8. PAYMENT OF RENT/LATE FEES

Tenant shall pay Rent to Landlord at the address set forth in Section 1.1(b) of this Lease, or to another person or at another address as Landlord may from time to time designate in writing. Rent not received by the fifth (5th) day of the calendar month shall, without notice, be assessed a late fee of five percent (5%) of the delinquent amount, and all amounts due and owing from Tenant to Landlord not paid when due hereunder shall bear interest at the rate of eighteen percent (18%) per annum, or such lesser amount as may be the maximum permitted by law, accruing from the date such amounts were due until paid to Landlord in full accordance with the terms hereof.

ARTICLE 9. CONDITION OF THE PREMISES

If Landlord is obligated to construct any improvements to the Premises, Tenant's occupancy of the Premises will conclusively establish that Landlord substantially completed such improvements in a manner satisfactory to Tenant. Except as set forth hereinabove, Tenant represents that Tenant has inspected the Premises and any tenant improvements currently existing therein and agrees to accept the same "as-is" without any agreements, representations or warranties of any kind, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements. Prior to the Commencement Date, if Landlord allows Tenant to enter the Premises, any work performed by Tenant or any fixtures or personal property moved onto the Premises shall be at Tenant's own risk and neither Landlord nor Landlord's agents or contractors shall be responsible to Tenant for damage or destruction of Tenant's property. Any such early entry into the Premises by Tenant will be subject to all terms and conditions of this Lease (except for the payment of Rent).

ARTICLE 10. ALTERATIONS

Tenant shall not make or cause to be made any additions to, or alterations of, the Premises or any other part of the Project without Landlord's prior written consent, which consent may be withheld or granted in Landlord's sole and absolute discretion. Landlord retains the right, as a condition to any consent granted under Article 9 or this Article 10, to place reasonable conditions upon its consent such as, but not limited to, conditions relating to insurance required to be carried by Tenant's contractors and Tenant's obligation to restore the Premises upon the termination of this Lease. In connection with any such additions to, or alterations of, the Premises or any other part of the Project, Tenant shall first obtain, at Tenant's sole cost and expenses, all permits, approvals, inspections, and certificates required in connection therewith.

ARTICLE 11. PERSONAL PROPERTY/SURRENDER OF PREMISES

All personal property located in the Premises shall remain the property of Tenant and shall be removed by Tenant upon or prior to the expiration of the Lease Term or earlier termination of this Lease and Tenant shall promptly repair, at its own expense, any damage resulting therefrom. All cabinetry, built-in appliances, wall coverings, floor coverings, window coverings, electrical fixtures, plumbing fixtures, conduits, lighting, and other special fixtures that may be placed upon, installed in, or attached to the Premises by Tenant shall, at the expiration of the Lease Term or earlier termination of this Lease, be the property of Landlord unless Landlord directs Tenant to remove the same. Upon the termination of this Lease, Tenant shall surrender the Premises in good condition, reasonable wear and tear excepted, and shall deliver all keys to Landlord.

ARTICLE 12. LIENS

Tenant shall keep the Premises and Project free from any liens arising out of work performed, material furnished, or obligations incurred due to the actions of Tenant or Tenant's Agents or the failure of Tenant to comply with any law. In the event any such lien does attach against the Premises or Project and Tenant does not discharge the lien or post a bond (which under law would prevent foreclosure or execution under the lien) within ten (10) days after demand by Landlord, such event shall be a default by Tenant under this Lease and, in addition to Landlord's other rights and remedies, Landlord may take any action necessary to discharge the lien at Tenant's expense.

ARTICLE 13. USE OF PREMISES/RULES AND REGULATIONS

13.1 Without Landlord's prior written approval, Tenant shall not use the Premises for any use other than for general business office purposes (the "Permitted Use") and Tenant agrees that it will use the Premises in such manner as to not interfere with or infringe on the rights of other tenants in the Project. Tenant agrees to comply with and shall cause Tenant's Agents to observe and comply with, all applicable laws, all easements, servitudes and/or covenants, conditions and restrictions now or hereafter affecting the Premises or the Project, ordinances and regulations in connection with its use of the Premises, agrees to keep the Premises in a clean and sanitary condition, and agrees not to perform any act on the Project which would increase any insurance

premiums or cause the cancellation of any insurance policies related to the Project. Tenant shall at all times comply with the Rules and Regulations.

13.2 Tenant shall not use, generate, manufacture, store, or dispose of, in, under, or about the Project or transport to or from the Project, any Hazardous Materials. For purposes of this Lease, "Hazardous Materials" includes, but is not limited to: (a) flammable, explosive, or radioactive materials, hazardous wastes, toxic substances, or related materials; (b) all substances defined as "hazardous substances," "hazardous materials," "toxic substances," or "hazardous chemical substances or mixtures" in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., as amended by Superfund Amendments and Re-authorization Act of 1986; the Hazardous Materials Transportation Act, 49 U.S.C. § 1901, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; (c) those substances listed in the United States Department of Transportation Table (49 CFR 172.10 and amendments thereto) or by the Environmental Protection Agency (or any successor agent) as hazardous substances (40 CFR Part 302 and amendments thereto); (d) any material, waste, or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyl's, (iv) designated as a "hazardous substance" pursuant to § 311 of the Clean Water Act, 33 U.S.C. S 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to the Clean Water Act (33 U.S.C. § 1317); (v) flammable explosives; or (vi) radioactive materials; and (e) all substances defined as "hazardous wastes" in Utah Code § 19-6-102. For purposes of all environmental laws, ordinances and regulations affecting the Premises or the Property, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the "owner" and "operator" of Tenant's "facility" and the "owner" of all Hazardous Materials brought on the Project by Tenant or Tenant's Agents, and the waste, byproduct, or residues generated, resulting or produced therefrom.

13.3 Notwithstanding the foregoing, Tenant may use and store reasonable amounts of substances normally associated with general office duties, e.g., copier toner, cleaning supplies, glue and other materials (and then only if such Hazardous Materials are used, stored and kept in accordance with all applicable laws, codes and ordinances).

ARTICLE 14. RIGHTS RESERVED BY LANDLORD

Landlord reserves the following rights, exercisable without notice to Tenant and without effecting an eviction, constructive or actual, and without giving right to any claim for set off or abatement of Rent: (a) to decorate and to make repairs, alterations, additions, changes or improvements in and about the Project during Business Hours; (b) to prohibit the placing of vending machines in or about the Premises without the prior written consent of Landlord; (c) to take reasonable measures for the security of the Project and its occupants; (d) to temporarily block off portions of the Parking Facilities for maintenance or construction purposes; (e) to construct additional improvements within the Project; and (f) to temporarily close any portion of the Common Area or take any other action reasonably necessary to maintain the Common Area provided such action does not materially interfere with Tenant's use and enjoyment of the Common Area under the terms of this Lease. Landlord shall not be required, by reason of Landlord's reservation of the foregoing rights, to take any action in furtherance thereof.

ARTICLE 15. QUIET ENJOYMENT

Landlord agrees that, provided a default by Tenant has not occurred, Landlord will do nothing that will prevent Tenant from quietly enjoying and occupying the Premises during the Lease Term.

ARTICLE 16. MAINTENANCE AND REPAIR

Landlord shall maintain the Project (exclusive of the Premises, which shall be Tenant's obligation) in good condition and repair, reasonable wear and tear excepted, provided any maintenance, repair, or replacement necessary as a result of the acts or omissions of Tenant or Tenant's Agents shall be performed at the sole cost and expense of Tenant, which amounts shall constitute Rent due hereunder upon Tenant's receipt of an invoice therefore. If Landlord would be required to perform any maintenance or make any repairs because of (a) modifications to the roof, walls, foundation, and floor of the Building required by Tenant's design for improvements, alterations and additions; (b) installation of Tenant's improvements, fixtures, or equipment; (c) a negligent or wrongful act of Tenant or Tenant's Agents; or (d) Tenant's failure to perform any of Tenant's obligations under this Lease, then Landlord may perform the maintenance or repairs and Tenant shall pay Landlord the cost thereof. Notwithstanding anything in this Lease to the contrary, to the extent the terms and provisions of Article 21 conflict with, or are inconsistent with, the terms and provisions of this Article 16, the terms and provisions of Article 21 shall control. Tenant shall take all reasonable precautions to ensure that the Premises are not subjected to excessive wear and tear, e.g., chair pads should be utilized by Tenant to protect carpeting, and, except for Landlord's obligations set forth in this Article 16, Tenant will keep and maintain the Premises in good, clean, sanitary, neat and fully operative condition and repair, reasonable wear and tear excepted. Tenant waives any right under any law, statute or ordinance now or hereafter in effect to make repairs to the Premises or the Project at the expense of Landlord, whether by offsets against Rent or otherwise, and may not vacate the Premises or terminate this Lease if such repairs are not made.

ARTICLE 17. UTILITIES AND JANITORIAL SERVICES

17.1 Landlord agrees to furnish to the Premises during Business Hours, and subject to the Rules and Regulations, electricity suitable for the Permitted Use of the Premises (provided that Tenant shall not employ equipment which consumes more electrical power than does normal small business office equipment or which generates heat in a quantity sufficient to materially affect the demand on air conditioning), heat and air conditioning required in Landlord's reasonable judgment for normal use and occupation of the Premises, and janitorial services for the Common Areas. If Tenant shall require electric current or water which will result in excess consumption of such utilities or services, Tenant shall first obtain the written consent of Landlord to the use thereof. If, in Landlord's reasonable discretion, Tenant consumes any utilities or services in excess of the normal consumption of such utilities and services for the Permitted Use, Tenant agrees to pay Landlord for the cost of such excess consumption of utilities or services together with Tenant's next installment of Rent. Landlord may install separate electrical meters to measure excess consumption, or establish another basis for determining the amount of excess consumption, of electrical current. Landlord shall not be liable for damages nor shall Rent or other charges abate in the event of any failure or interruption of any utility or

service supplied to the Premises or Building by a regulated utility or municipality, or any failure of a Building system supplying any such service to the Premises (provided Landlord uses reasonable efforts to repair or restore the same) and no such failure or interruption shall entitle Tenant to terminate this Lease.

17.2 Landlord will provide janitorial services to all common areas. Tenant is responsible for janitorial services to the Premises, including trash removal therefrom to containers provided or approved by Landlord.

ARTICLE 18. ENTRY AND INSPECTION

Landlord shall have the right to enter the Premises at reasonable times for the purpose of inspecting the Premises, making repairs or fulfilling any of Landlord's obligations with respect to the Project, and Landlord and reserves the right, during the last four (4) months of the Lease Term, to show the Premises to prospective tenants upon reasonable notice and at reasonable times. Landlord shall be permitted to take any action under this Article 18 without causing any abatement of Rent or liability to Tenant for any loss of occupation or quiet enjoyment of the Premises, and no such action by Landlord shall be deemed an actual or constructive eviction.

ARTICLE 19. ACCEPTANCE OF THE PREMISES/LIABILITY INSURANCE

19.1 All personal property and fixtures belonging to Tenant shall be placed and remain on the Premises at Tenant's sole risk. Upon taking possession of the Premises, and thereafter during the Lease Term, Tenant shall, at Tenant's sole cost and expense, maintain insurance coverage with limits not-less than the following: (a) Worker's Compensation Insurance, minimum limit as defined by applicable laws; (b) Employer's Liability Insurance, minimum limit $1,000,000; and (c) Commercial General Liability Insurance, minimum combined single limit $2,000,000. All such policies shall include a waiver of subrogation in favor of Landlord and shall name Landlord and such other party or parties as Landlord may reasonably require as additional insureds. Tenant's insurance shall be primary, with any insurance maintained by Landlord to be considered excess. Tenant's insurance shall be maintained with an insurance company qualified to do business in the State of Utah and having a current A.M. Best manual rating of at least A or better. Before entry into the Premises and before expiration of any policy, evidence of these coverages represented by certificates of insurance and appropriate policy endorsements issued by the insurance carrier will be provided to Landlord.

19.2 During the Lease Term, Landlord agrees to maintain public liability insurance in such forms and amounts as Landlord shall reasonably determine.

ARTICLE 20. CASUALTY INSURANCE

Landlord shall maintain fire and full extended coverage insurance ("all risk") including necessary endorsements throughout the Lease Term on the Building (excluding Tenant's trade fixtures and personal property). At Landlord's option, the policy of insurance may include a business interruption insurance endorsement for loss of rents. Tenant shall maintain, keep in full force and effect during the Term, a policy of "special perils" insurance, insuring any improvements or betterments that Tenant makes to the Premises, including, without limitation, Tenant's fixtures, furniture, equipment and personal property, in an amount equal to the full replacement cost

thereof, but in any event, in such amounts as may be necessary to prevent application of co-insurance under the terms of the applicable policy, and business interruption insurance in an amount equal to Tenant's gross income for twelve (12) months.

ARTICLE 21. DAMAGE AND DESTRUCTION OF PREMISES

In the event of fire or other casualty damage to the Premises during the Lease Term which requires repairs to the Premises, Landlord shall commence to make said repairs within ninety (90) days after written notice by Tenant of the necessity therefor and shall diligently proceed therewith to completion. Full Service Rent shall be proportionately reduced while such repairs are being made, based upon the extent to which the making of such repairs shall materially interfere with the business carried on by Tenant in the Premises, and the then-current Lease Term shall be extended by the number of days during which the Tenant received such abatement. Landlord shall have no obligation to repair, restore, or replace Tenant's trade fixtures or personal property and Tenant shall be solely responsible therefor. Notwithstanding the foregoing, if (a) during the last year of the Lease Term the Premises or the Building is damaged as a result of fire or any other insured casualty, or (b) the Premises are damaged to the extent of twenty-five percent (25%) or more of the replacement value of the Premises, or (c) the Premises or the Building is damaged or destroyed as a result of a casualty not insured against, or (d) the Building shall be damaged or destroyed by fire or other cause to the extent of twenty percent (20%) or more of the Building's replacement value, then Landlord shall have the right, to be exercised by notice in writing to Tenant given within ninety (90) days after said occurrence, to terminate this Lease. Tenant waives any statutory or other right Tenant may have to cancel this Lease as a result of such destruction and no such destruction shall annul or void this Lease; provided, however, that if (x) Landlord is obligated, or elects, to make repairs under this Article 21, (y) such repairs are not substantially completed within twelve (12) months of the date upon which Landlord received notice of the fire or other casualty, and (z) the fire or other casualty is not a result of the negligent act or omission or willful misconduct of Tenant or Tenant's Agents, Tenant shall have the right to terminate this Lease upon the expiration of such twelve-month period by delivering written notice to Landlord of Tenant's election to so terminate the Lease within fifteen (15) days after the expiration of such twelve (12) month period, provided that if Landlord substantially completes such repairs within fifteen (15) days after Landlord receives Tenant's termination notice, then this Lease will remain in full force and effect. The provisions of this Article 21 shall supersede the obligations of Landlord to make repairs under Article 16 of the Lease. Notwithstanding the provisions of this Article 21, if the Premises or any other portion of the Building are damaged by fire or other casualty resulting from the negligent act or omission or willful misconduct of Tenant or Tenant's Agents, Full Service Rent shall not be reduced during the repair of the damage, and Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Premises or the Building caused thereby to the extent that cost and expense is not covered by insurance proceeds.

ARTICLE 22. EMINENT DOMAIN

In the event any portion of the Premises is taken under condemnation or eminent domain proceedings, then Landlord shall have the right, to be exercised by notice in writing to Tenant given within ninety (90) days after said occurrence, to terminate this Lease. Tenant shall have no right to or interest in any award made for such taking and Tenant hereby assigns to Landlord the

entire amount of any such award; provided, however, that Tenant may make a separate claim for loss of fixtures and improvements installed by Tenant or interruption to Tenant's business; provided further that such claim by Tenant does not reduce any award to be made to Landlord.

ARTICLE 23. ASSIGNMENT AND SUBLETTING

Tenant shall not to assign this Lease or sublet the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment or subletting hereunder shall not release or discharge Tenant of or from any liability under this Lease, and Tenant shall continue to be fully liable hereunder unless otherwise agreed in writing by Landlord. Consent by Landlord to one assignment or subletting shall not be deemed to be consent to any subsequent assignment or subletting. The term "sublet" or "subletting" shall mean any act by Tenant to sublet the Premises or any part thereof, license the Premises or any use thereof or permit anyone other than Tenant to occupy or use the Premises or any part thereof. If Tenant is a corporation, an unincorporated association or a partnership, unless listed on a national stock exchange, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of fifty percent (50%) shall be deemed an assignment of this Lease.

ARTICLE 24. SALE OF PREMISES

If any part of the Building or Project is sold, or this Lease is assigned by Landlord (or a successor in title), Landlord (or such successor) shall automatically be entirely freed and relieved of all liability under any and all of Landlord's covenants and obligations contained in this Lease or arising out of any act, occurrence, or omission occurring after such sale or assignment, and the assignee or purchaser shall be deemed, without any further agreement between the parties, to have assumed and agreed to carry out any and all of the covenants and obligations of Landlord under this Lease, and shall be substituted as Landlord for all purposes from and after the sale or assignment; provided that Landlord transfers the Security Deposit to such assignee.

ARTICLE 25. SUBORDINATION/ATTORNMENT/MODIFICATION/ASSIGNMENT

Tenant's interest under this Lease is subordinate to all terms of and all liens and interests arising under any ground lease, deed of trust, or mortgage now or hereafter placed on Landlord's interest in the Project. Tenant consents to an assignment of Landlord's interest in this Lease to Landlord's lender as required under such financing. If the Project, or any part thereof, is sold as a result of a default under the mortgage, or pursuant to a transfer in lieu of foreclosure, Tenant shall, at the mortgagee's, purchaser's or ground Landlord's sole election, attorn to the mortgagee, purchaser, or ground landlord. This Article 25 is self-operative; however, Tenant agrees to execute and deliver no later than ten (10) days after request such further instruments necessary to subordinate this Lease to a lien of any mortgage or deed of trust, to acknowledge the consent to assignment and to affirm the attornment provisions set forth herein in such form as may be reasonably requested by Landlord, Landlord's lender, or a purchaser or ground landlord.

ARTICLE 26. LANDLORD'S DEFAULT AND RIGHT TO CURE

In the event of default hereunder by Landlord, Tenant agrees, before exercising any right or remedy available to it, to give Landlord written notice of the claimed default. For the thirty (30)

days following such notice (or such longer period of time as may be reasonably required to cure a matter which, due to its nature, cannot reasonably be remedied within thirty (30) days), Landlord shall have the right to cure the default involved.

ARTICLE 27. ESTOPPEL CERTIFICATES

Tenant agrees at any time and from time to time upon request to execute, acknowledge, and deliver to Landlord, within ten (10) calendar days after request, a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating such modifications), (b) the dates to which Rent has been paid in advance, if any, (c) Tenant's acceptance and possession of the Premises, (d) the Commencement Date, (e) the Rent provided under the Lease, (f) that Landlord is not in default under this Lease (or if Tenant claims such default, the specific nature thereof), (g) that Tenant claims no offsets against Rent, and (h) such other information as may be requested with respect to the provisions of this Lease or the tenancy created hereby. Tenant's failure to timely deliver such statement shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (j) that there are no uncured defaults in Landlord's performance, and (k) that not more than one month's Rent has been paid in advance.

ARTICLE 28. TENANT'S DEFAULT AND LANDLORD'S REMEDIES

Tenant shall be in default hereunder in the event Tenant (i) fails to keep and perform any of the terms or conditions of this Lease, including the Parking Rules and Regulations (but excluding the payment of Rent), and such failure continues for thirty (30) days after written notice of such failure from Landlord; (ii) fails to pay any Rent due hereunder within ten (10) days after written notice of such delinquency, (provided Landlord shall not be required to provide more than two (2) notices of such delinquency in any twelve (12) month period), time being of the essence; (iii) abandons or vacates the Premises; (iv) assigns this Lease or subleases the Premises, or attempts to assign this Lease or sublease the Premises, in violation of Article 23 hereof; or (v) liquidates its business, becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy or has filed against it a petition in bankruptcy and fails to vacate the same within sixty (60) days, files a bill in equity, or other proceedings for the appointment of a receiver or other custodian for its property, or if proceedings for reorganization or composition with creditors under any law or instituted by or against Tenant or if any levy or sale or execution of any kind is made upon or of any property of Tenant in the Premises. In the event of a default hereunder, Landlord may resort to any and all legal remedies or combination of remedies which Landlord may desire to assert, including but not limited to one or more of the following: (1) declare the Lease canceled and terminated, (2) sue for Rent due and to become due under this Lease, and for any damages sustained by Landlord, and (3) continue the Lease in effect and relet the Premises on such terms and conditions as Landlord may deem advisable with Tenant remaining liable for Rent plus the reasonable cost of obtaining possession of the Premises and of reletting the Premises, and of any repairs and alterations necessary to prepare the Premises for reletting, less the rentals received from such reletting, if any. Tenant agrees to pay as Additional Rent (i) all reasonable costs, expenses, and damages suffered by Landlord on account of any default of Tenant, including, without limitation, recovery of any unamortized portion of the cost of Landlord's Work and any unamortized portion of any brokers' commissions; and (ii) all

reasonable attorneys' fees and other costs and expenses incurred by Landlord in enforcing any of Tenant's obligations under this Lease..

ARTICLE 29. TENANT'S RECOURSE

Notwithstanding anything to the contrary herein, Tenant agrees to look solely to Landlord's interest in the Project, subject to prior rights of any ground landlord, mortgagee, or holder of a deed of trust encumbering the Project or any part thereof, for the collection of any judgment requiring the payment of money by Landlord in the event of any default by Landlord under this Lease. Tenant agrees that it is prohibited from using any other procedures for the satisfaction of Tenant's remedies. Neither Landlord nor any of its respective officers, directors, employees, heirs, successors, or assigns, shall have any personal liability of any kind or nature, directly or indirectly, under or in connection with this Lease.

ARTICLE 30. HOLDING OVER

If Tenant continues to occupy the Premises after the expiration of the Term or any earlier termination of this Lease without having obtained Landlord's express, prior written consent thereto, then without altering or impairing any of Landlord's rights under this Lease or applicable law and without further notice, (a) such occupancy shall be construed to create a tenancy from month to month at 150% of the Rent due for the last full month immediately prior to such expiration or termination and shall otherwise be on the terms and conditions specified in this Lease, and (b) Tenant shall surrender possession of the Premises to Landlord upon the expiration of any such holdover period on Landlord's having demanded the same. Nothing in the provisions of this Lease shall be deemed in any way to give Tenant any right to remain in possession of the Premises after such expiration or termination beyond the expiration of the ten current holdover period, regardless of whether Tenant has paid any such Rent to Landlord.

ARTICLE 31. GENERAL PROVISIONS

31.1 This Lease is construed in accordance with the laws of the State of Utah.

31.2 If Tenant is comprised of more than one person or entity, then the obligations of such entities or parties shall be joint and several.

31.3 If any term, condition, covenant or provision of this Lease is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, conditions, covenants and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

31.4 The various headings herein and the grouping of the provisions of this Lease into separate articles and sections are for the purpose of convenience only and are not be considered a part hereof.

31.5 Time is of the essence of this Lease.

31.6 In the event either party initiates legal proceedings or retains an attorney to enforce any right or obligation under this Lease or to obtain relief for the breach of any covenant hereof, the

party ultimately prevailing in such proceedings or the non-defaulting party shall be entitled to recover all costs and reasonable attorneys' fees.

31.7 This Lease sets forth all the terms, conditions, covenants, provisions, promises, agreements and undertakings, either oral or written, between Landlord and Tenant. No subsequent alteration, amendment, change, or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by both parties.

31.8 Subject to Article 23, the covenants herein contained shall apply to and bind the heirs, successors, executors, personal representatives, legal representatives, administrators, and assigns of all the parties hereto.

31.9 No term, condition, covenant or provision of this Lease may be waived except in writing by Landlord, and the forbearance or indulgence by Landlord in any regard whatsoever shall not constitute a waiver of the term, condition, covenant or provision to be performed by Tenant to which the same shall apply, and until complete performance by Tenant of such term, condition, covenant or provision, Landlord shall be entitled to invoke any remedy available under this Lease or by law despite such forbearance or indulgence. The waiver by Landlord of any breach or term, condition, covenant or provision hereof shall apply to and be limited to the specific instance involved and shall not be deemed to apply to any other instance or to any subsequent breach of the same or any other term, condition, covenant or provision hereof. Acceptance of Rent by Landlord during a period in which Tenant is in default in any respect other than payment of Rent shall not be deemed a waiver of such other default. Any payment made in arrears shall be credited to the oldest amount outstanding and no contrary application will waive this right.

31.10 The use of a singular term in this Lease shall include the plural and the use of the masculine, feminine, or neuter genders shall include all others.

31.11 Every term, condition, covenant and provision of this Lease, having been negotiated in detail and at arm's length by both parties, shall be construed simply according to its fair meaning and not strictly for or against either party.

31.12 If the time for the performance of any obligation under this Lease expires on a Saturday, Sunday, or legal holiday, the time for performance shall be extended to the next succeeding day which is not a Saturday, Sunday, or legal holiday.

31.13 Tenant and Landlord each individual signing this Lease on behalf of Tenant and Landlord represent and warrant that they are duly authorized to sign on behalf of and to bind Tenant or Landlord, as the case may be, and that this Lease is a duly authorized, binding and enforceable obligation of Tenant or Landlord, as the case may be.

31.14 In the event this Lease is executed in counterparts, each of such counterparts shall, for all purposes, be deemed an original and all of such counterparts, taken together, shall constitute one and the same agreement. For all purposes hereof, faxed signatures shall be deemed to be original signatures for purposes of executing this Lease.

31.15 This Lease, or any portion hereof, shall not be recorded except at the request of Landlord or Landlord's lender

ARTICLE 32. NOTICES

Wherever in this Lease it is required or permitted that notice or demand be given or served by either party to or on the other, such notice or demand shall be in writing and shall not be deemed to have been duly given or served unless (a) either (1) delivered personally, (2) deposited with the United States Postal Service, as registered or certified mail, return receipt requested, bearing adequate postage, or (3) sent by pre-paid overnight express courier (including, without limitation, Federal Express, DHL Worldwide Express, Airborne Express, and United States Postal Service Express Mail) with a request that the addressee sign a receipt evidencing delivery; and (b) addressed to the party at its address in Section 1.1. Either party may change its notice address by written notice to the other. Service of any notice or demand shall be deemed completed upon receipt or refusal of receipt.

ARTICLE 33. BROKER'S COMMISSIONS

Landlord and Tenant each warrant and represent to the other that they have not dealt with any realtors, brokers or agents in connection with the Lease other than the brokers identified in Article 1. Landlord will pay any brokers named in Article 1 pursuant to separate agreements with such brokers, provided in no event shall such commissions exceed six percent (6%), in the aggregate, of the Full Service Rent due during the first four (4) years of the Lease Term.

ARTICLE 34. INDEMNIFICATION/WAIVER OF SUBROGATION

34.1 Tenant shall indemnify, defend, and hold harmless Landlord, Landlord's agents, directors, officers and employees and any lender of Landlord against all Claims and costs incurred by any such party arising from: (a) any act or omission of Tenant or Tenant's Agents which results in personal injury, loss of life, or property damage sustained in and about the Project; (b) attachment or discharge of a lien upon the Project or any part thereof caused by any act or omission of Tenant or Tenant's Agents; (c) Tenant's and Tenant's Agents' use, generation, storage, release, threatened release, discharge, disposal, or presence of Hazardous Materials on, under, or about the Project or any portion thereof; (d) any default of Tenant under this Lease; (e) any occurrence arising in, or resulting from activities in, the Premises, except to the extent the same are caused by the negligence or willful misconduct of Landlord; and (f) any Claims for brokerage commissions or finder's fees in connection with this Lease (except commissions or fees authorized in writing by Landlord). As used in this Lease, "Claims" means any claim, suit, proceeding, action, cause of action, responsibility, demand, judgment and execution and attorneys' fees and costs related thereto or arising therefrom..

34.2 Tenant hereby releases, discharges, and waives any right of recovery from Landlord and Landlord's agents, directors, officers, and employees, and Landlord hereby releases, discharges, and waives any right of recovery from Tenant and Tenant's Agents, from all Claims, liabilities, losses, damages, expenses, or attorneys' fees and costs incurred arising from or caused by any peril required to be covered by insurance under this Lease, or covered by insurance in connection with (a) the Project; (b) activities conducted on the Project or any part thereof; and (c) obligations to indemnify under this Lease, regardless of the cause of the damage or loss. Landlord and Tenant shall give their respective insurance carriers notice of these waivers and shall secure an endorsement from each carrier to the effect that the waivers given in this Article

34 shall not adversely affect or impair the policies of insurance or prejudice the right of the named insured on the policy to recover thereunder. These waivers apply only to the extent such Claims are covered by insurance required pursuant to this Lease or that the parties actually carry.

34.3 Notwithstanding anything in this Lease to the contrary, Landlord shall not be responsible or liable to Tenant for any Claims for loss or damage caused by the acts or omissions of any persons occupying any space elsewhere in the Project.

ARTICLE 35. SIGNAGE

Tenant is authorized, at Tenant's sole cost and expense and upon Landlord's written approval for specific design and placement to place signage on the outside of the building, provided Tenant shall, at Tenant's sole cost and expense, first obtain all approvals, permits, and certificates required in connection therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Lease as of the day and year first above written.

LANDLORD:	**TENANT**:
EsNET PROPERTIES, L.C., a Utah limited liability company	ZYTO CORP., a Delaware corporation
By: Kevin Flanagan	By: Kami Howard
Name: Kevin Flanagan	Name: Kami Howard
Its: CFO	Its: CFO

EXHIBIT "A"

PREMISES

EXHIBIT "B"

LANDLORD'S WORK

1. LANDLORD'S WORK. As used in the Lease and this "Work Letter Agreement," the term "Landlord's Work" means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below.

2. WORK SCHEDULE. Within ten (10) days after the execution of this Lease, Landlord will deliver to Tenant, for Tenant's review and approval, a schedule ("Work Schedule") which will set forth the timetable for the planning and completion of the installation of the Landlord's Work and the anticipated Commencement Date of the Lease. The Work Schedule will set forth each of the various items of work to be done or approval to be given by Landlord and Tenant in connection with the completion of the Landlord's Work. The Work Schedule will be submitted to Tenant for its approval, which approval Tenant agrees not to unreasonably withhold, condition, or delay, and, once approved by both Landlord and Tenant, the Work Schedule will become the basis for completing the Landlord's Work. All plans and drawings required by this Work Letter Agreement and all work performed pursuant thereto are to be prepared and performed in accordance with the Work Schedule. Landlord may, from time to time during construction of the Landlord's Work, modify the Work Schedule as Landlord reasonably deems appropriate. If Tenant fails to approve the Work Schedule, as it may be modified after discussions between Landlord and Tenant, within five (5) business days after the date the Work Schedule is first received by Tenant, the Work Schedule shall be deemed to be approved by Tenant as submitted or Landlord may, at its option, terminate the Lease upon written notice to Tenant.

3. CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord's representative ("Landlord's Representative") to act for Landlord in all matters covered by this Work Letter Agreement: ______________________________. Tenant hereby appoints the following person(s) as Tenant's representative ("Tenant's Representative") to act for Tenant in all matters covered by this Work Letter Agreement: ______________________.

All communications with respect to the matters covered by this Work Letter Agreement are to made to Landlord's Representative or Tenant's Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter Agreement at any time by written notice to the other party in compliance with the notice provisions of the Lease.

4. TENANT IMPROVEMENT PLANS.

(a) Preparation of Space Plans. In accordance with the Work Schedule, Tenant agrees to meet with Landlord's architect and/or space planner for the purpose of promptly preparing preliminary space plans for the layout of Premises ("Space Plans"). The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Landlord's Work therein and are to be submitted to Landlord in accordance with the Work

Schedule for Landlord's approval. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule. Tenant will then submit to Landlord for Landlord's approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord.

(b) Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, Landlord's architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Landlord's Work for the Premises (collectively, the "Final Plans"). The Final Plans will be submitted to Tenant for signature to confirm that they are consistent with the Space Plans. If Tenant reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Tenant agrees to advise Landlord in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule. In accordance with the Work Schedule, Landlord will, subject to Section 4(c) below, then cause Landlord's architect to redesign the Final Plans incorporating the revisions reasonably requested by Tenant so as to make the Final Plans consistent with the Space Plans.

(c) Requirements of Tenant's Final Plans. Landlord will not unreasonably withhold its consent to changes in the Final Plans proposed by Tenant provided the Final Plans, as revised, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) if not comprised of the Building standards set forth in the written description thereof (the "Standards"), then compatible with and of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its sole discretion.

(d) Submittal of Final Plans. Once approved by Landlord and Tenant, Landlord's architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Landlord's architect, with Tenant's cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any costs resulting from the design and/or construction of such changes in excess of the Allowance. Tenant hereby acknowledges that any such changes will be subject to the terms of Section 9 below.

(e) Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the "Allowance" described in Section 5 below.

(f) Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Landlord's Work shown on the Final Plans, Landlord will submit to Tenant a written estimate of the cost (the "Estimated Work Cost") to complete the Landlord's Work,

which written estimate will be based on the Final Plans required by the City or County in which the Premises are located (the "Work Cost Estimate"). Upon Tenant's receipt of the Work Cost Estimate, Tenant shall either (1) approve the Work Cost Estimate, or (2) request revisions to the Final Plans in order to reduce the cost of the Landlord's Work. The cost of completing the Landlord's Work set forth in a Work Cost Estimate approved by Tenant shall become the "Work Cost" and the approved Work Cost Estimate shall become the "Work Cost Statement." If the total costs reflected in the Work Cost Statement exceed the Allowance described in Section 5 below (the "Excess Tenant Improvement Cost"), Tenant agrees to pay such excess to Landlord, as Additional Rent, within five (5) business days after Tenant's approval of the Work Cost Estimate. If Landlord and Tenant are unable to agree upon the Work Cost Statement within ten (10) days following Landlord's submission of the Work Cost Estimate, Landlord shall have the right to terminate the Lease, upon which Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord in connection herewith.

5. PAYMENT FOR THE LANDLORD'S WORK.

(a) Allowance. The total cost to Landlord for the Landlord's Work shall in no event exceed $__________ (the "Allowance"). The Allowance is to be used only for:

(1) Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans. The Allowance will not be used for the payment of extraordinary design work not consistent with the scope of the Standards (i.e., above-standard design work) or for payments to any other consultants, designers or architects other than Landlord's architect and/or Tenant's architect.

(2) The payment of plan check, permit and license fees relating to construction of the Landlord's Work.

(3) Construction of the Landlord's Work, including, without limitation, the following:

(A) Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(B) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;

(C) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour air conditioning;

(D) Any additional improvements to the Premises required for Tenant's use of the Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

(E) All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Premises;

(F) All plumbing, fixtures, pipes and accessories necessary for the Premises;

(G) Testing and inspection costs; and

(H) Fees for the contractor and tenant improvement coordinator including, but not limited to, fees and costs attributable to general conditions associated with the construction of the Landlord's Work and/or reasonable development fees charged by the Owner.

(4) All other costs to be expended by Landlord in the construction of the Landlord's Work, including those costs incurred by Landlord for construction of elements of the Landlord's Work in the Premises, which construction was performed by Landlord prior to the execution of this Lease by Landlord and Tenant and which construction is for the benefit of tenants and is customarily performed by Landlord prior the execution of leases for space in the Building for reasons of economics (examples of such construction would include, but not be limited to, the extension of mechanical [including heating, ventilating and air conditioning systems] and electrical distribution systems outside of the core of the Building, wall construction, column enclosures and painting outside of the core of the Building, ceiling hanger wires and window treatment).

(b) Excess Costs. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the Work Cost exceeds the Allowance, Tenant agrees to pay to Landlord such excess including a five percent (5%) fee for Landlord's tenant improvement coordinator associated with the supervision of such excess work prior to the commencement of construction within five (5) business days after invoice therefor (less any sums previously paid by Tenant for such excess pursuant to the Work Cost Estimate). In no event will the Allowance be used to pay for Tenant's furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Premises, and in no event shall Tenant be entitled to any rebate, abatement, or reduction of Rent due under the Lease should the Landlord's Work cost less than the Allowance.

(c) Changes. If, after the Final Plans have been prepared and the Work Cost Statement has been established, Tenant requires any changes or substitutions to the Final Plans, any additional costs related thereto including a five percent (5%) fee for Landlord's tenant improvement coordinator associated with the supervision of such changes or substitutions are to be paid by Tenant to Landlord within five (5) business days after invoice therefor and in any event prior to any such changes or substitutions being made. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above and will, if necessary, require the Work Cost Statement to be revised and agreed upon between Landlord and Tenant in the manner set forth in Section 4(f) above. Landlord will have the right to decline Tenant's request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above, or if the change would delay construction of the Landlord's Work and the Commencement Date of the Lease.

(d) Governmental Cost Increases. If increases in the cost of the Landlord's Work as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant agrees to pay Landlord the amount of such increase including a five percent (5%) fee for Landlord's tenant improvement coordinator associated with the supervision of such additional work within five (5) business days of Landlord's written notice; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance.

(e) Unused Allowance Amounts. Any unused portion of the Allowance upon completion of the Landlord's Work will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease.

6. CONSTRUCTION OF LANDLORD'S WORK. Until Tenant approves the Final Plans and Work Cost Statement, Landlord will be under no obligation to cause the construction of any of the Landlord's Work. Following Tenant's approval of the Work Cost Statement described in Section 4(f) above, Landlord's contractor will commence with the construction of the Landlord's Work.

7. FREIGHT/CONSTRUCTION ELEVATOR. Landlord will, consistent with its obligation to other tenants in the Building, if appropriate and necessary, make any applicable freight/construction elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises. Tenant agrees to pay, at a reasonable cost determined by Landlord, for any after-hours staffing of the freight/construction elevator, if needed, and any damage done to the elevator by Tenant or Tenant's representatives or employees.

8. FORCE MAJEURE DELAYS. For purposes of this Work Letter, "Force Majeure Delays" means any actual delay in the construction of the Landlord's Work, which is beyond the reasonable control of Landlord or Tenant, as the case may be.